Exhibit 99.2

FOR IMMEDIATE RELEASE

Two Prominent Executives Named to Optelecom-NKF’s Board of Directors

GERMANTOWN, MD/August 3, 2009/PRNewswire-FirstCall — Optelecom-NKF, Inc. (Nasdaq: OPTC - News), today announced the appointment of executives Sandra K. Bushue and John J. Marcello to its corporate board of directors.

“We are fortunate to have the leadership, expertise, and experience of both Ms. Bushue and Major General Marcello as we continue to advance our goal of building the Company into a premier global provider of advanced IP-video network solutions,” said Edmund Ludwig, Optelecom-NKF’s Chairman and CEO.

Ms. Bushue is President of B & I Transportation, LLC, a transportation consulting firm addressing the intermodal transportation industry. She is a highly regarded transportation executive with more than 25 years’ experience, including appointments in the Federal Government’s legislative and executive branches.

Prior to founding B & I Transportation, Ms. Bushue was Acting Administrator and Deputy Administrator of the Federal Transit Administration (FTA), U.S. Department of Transportation. She also served as Special Assistant to the Undersecretary of Administration at the U.S. Department of Homeland Security (DHS)

Ms. Bushue held private sector executive positions at Siemens USA, last serving as Vice President for Business Development, Transportation and Homeland Security. In that capacity she developed two billion dollars of transportation-related homeland security contracts.

Ms. Bushue is an honors graduate of Eureka College and holds a Masters of Business Administration from George Mason University.

Fellow board member Major General (Retired) John J. Marcello is President and CEO of The Allied Defense Group (ADG), an international holding company offering a strategic portfolio of defense and security businesses.  Major General Marcello’s career spans 39 years and features extensive experience leading large military and private sector organizations.

Previously, Major General Marcello was Managing Director of MECAR SA, a Belgian engineering and armaments company. His last military assignment was as Commanding General of the U.S. Army’s Test and Evaluation Command (ATEC), headquartered in Washington, DC, where he was responsible for Title 10 testing of all Army systems and equipment.

His distinguished military service included tours of duty in Germany, Korea, Saudi Arabia, and the United States, with more than 10 years as a paratrooper in the 82nd Airborne Division. Major General Marcello was the Director of Plans for the XVIII Airborne Corps during the first Gulf War and for three years served as the U.S. Defense Department Representative (USDR), the senior military representative, to the Kingdom of Saudi Arabia.

Major General Marcello is a graduate of the United States Military Academy at West Point, New York. He holds a Masters of Sciences in Industrial Engineering from Kansas State University. He also earned a Master of Arts in National Security and Strategy from the U.S. Naval War College.

About Optelecom-NKF, Inc.

Optelecom-NKF, Inc. (Nasdaq: OPTC - News), manufacturer of Siqura® advanced video surveillance solutions, provides a full range of cameras, video servers/codecs, network video recorders, fiber transmission equipment, video content analysis applications, and video management software based on an open technology platform that simplifies integration and installation.

Our Siqura solutions offer a perfect blend of ease of use and processing power, enabling end-users to optimize the effectiveness of their surveillance systems while reducing the total cost of ownership. All products and solutions are developed and tested for professional and mission critical applications.

We deliver complete solutions for the Traffic Monitoring, Public Transport, Industrial and Commercial Security, and Government markets. Our systems are deployed by professionals at highway departments, airports, seaports, casinos, public transport authorities, hospitals, city centers, shopping centers and corporate, military, and government campuses.

Founded in 1972, Optelecom-NKF is committed to providing its customers with expert technical advice and support. Corporate headquarters are in Germantown, Maryland, USA. The Company’s European corporate offices are located in Gouda, The Netherlands. Optelecom-NKF has sales offices or support covering Latin America, France, Spain, the UK, Germany, Italy, Dubai, and Singapore.

Investor inquiries should be directed to Mr. Rick Alpert at +1 301-948-7872.

Press inquiries for North, Latin, and South America, and Japan should be directed to Betsy Lanning, blanning@optelecom-nkf.com, tel. +1 301-444-2276.

Press inquiries for Europe, Middle East, Africa, and Asia should be directed to Jolanda Medendorp, jmedendorp@optelecom-nkf.com, tel. +31 182 592 470.

For more information please visit our website: www.optelecom-nkf.com.